Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



               Date of earliest event reported: September 19, 1997


                           NAPRO BIOTHERAPEUTICS, INC.


                         Commission File Number 0-24320

                 Incorporated in Delaware IRS ID No. 84-1187753

                             6304 Spine Road, Unit A
                                Boulder, CO 80301

                            Telephone: (303) 530-3891



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ITEM 5. OTHER EVENTS.

         The following discussion contains forward-looking statements by NaPro BioTherapeutics, Inc., (the "Company"), that involve risk and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to those discussed under the heading "Risk Factors" in the Company's registration statement on Form S-3 (NO. 333-29477). Readers are cautioned not to place undue reliance on these forward-looking statements that reflect management's analysis only as of the date hereof. The Company undertakes no obligation to release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Such forward-looking statements may include completion of clinical trials and regulatory filings; prospects for and timing of FDA regulatory approvals, and other statements of expectations, beliefs, future plans and strategies, and similar expressions concerning matters that are not historical facts. Such forward-looking statements involve known and unknown risks that may cause actual results, performance or achievements of the Company to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, competition from Bristol-Myers Squibb and other existing and new producers of paclitaxel and other drugs; timing of regulatory filings and approvals, including those by the FDA, relative to those of competitors; and the effectiveness of commercial formulations of paclitaxel in treating disease.

Background

         The Company is engaged in the development and manufacture of paclitaxel (the Company's paclitaxel is referred to herein as "NBT Paclitaxel"), a naturally occurring cytotoxic agent found in certain species of yew (Taxus) trees. Bristol-Myers Squibb Company ("BMS") has publicly announced sales of its formulation of paclitaxel, known as Taxol(R)(1), of approximately $580 million in 1995 and $813 million in 1996. The Company has strategic alliances through long-term exclusive agreements with each of F.H. Faulding & Co., Ltd. ("Faulding"), and Baker Norton Pharmaceuticals, a subsidiary of IVAX Corporation ("IVAX"). In June 1994, IVAX filed an Investigational New Drug application for Paxene(R), a commercial formulation of NBT Paclitaxel, with the United States Food and Drug Administration (the "FDA"). IVAX has completed the clinical trials of Paxene(R) for three therapeutic indications, including refractory breast and ovarian cancers and Kaposi's sarcoma, and, on March 31, 1997, submitted a new drug application (the "Paxene(R) NDA") to the FDA for Kaposi's sarcoma, a cancer typically found in patients with advanced AIDS. BMS submitted a supplemental new drug application (an "sNDA") for Taxol(R) for the treatment of Kaposi's sarcoma in February 1997 and such sNDA was approved by the FDA in August 1997, thereby resulting in BMS having received orphan drug status for Taxol(R) for Kaposi's sarcoma.

         The Company has been advised that the Paxene(R) NDA has been granted priority review status. Under the commitment made by the FDA in connection with the federal Prescription Drug User Fee Act, if a new drug application (an "NDA") has been granted priority review status, the FDA targets its efforts to make a determination as to the approval or disapproval of a particular NDA within six months from the filing date, subject to extension in circumstances that could apply to the Paxene(R) NDA. Since the Paxene(R) NDA was filed
--------
         1TAXOL(R) is a registered trademark of Bristol-Myers Squibb Company for an anti-cancer pharmaceutical preparation containing paclitaxel.


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March 31, 1997, and based upon  discussions  with the FDA, the Company  believes that the FDA will make a decision to approve, not approve, or extend the Paxene(R) NDA by early October 1997.

         Under the federal Orphan Drug Act of 1983, as amended, and the regulations promulgated thereunder (the "Orphan Drug Act"), new drugs developed for treatment of rare diseases may receive orphan drug status. Orphan drug status is granted for new drugs which are intended to treat no more than 200,000 people per year with a specific indication. The principal benefit of receiving orphan drug status with respect to a particular drug approval is that the recipient is entitled to be the exclusive marketer in the United States of the particular product, with respect to the designated disease or condition, for seven years.

         Although BMS has been granted orphan drug approval for Taxol(R) for the treatment of Kaposi's sarcoma, it is possible that IVAX also may be granted approval for Paxene(R) for Kaposi's sarcoma. The Orphan Drug Act provides that if another applicant can demonstrate "clinical superiority", as defined in the Orphan Drug Act, to an approved orphan drug, the second applicant can also receive FDA approval as an orphan drug for its treatment of the particular disease. IVAX and the Company will argue that the Paxene(R) NDA contains information demonstrating such clinical superiority to Taxol(R). There can, however, be no assurance that the FDA will conclude that such clinical superiority exists. It is possible that, as a result of the orphan status of BMS's Taxol(R), the Orphan Drug Act will delay, for seven years, approval of the Paxene(R) NDA, even if it is otherwise approvable.

ODAC PANEL APPROVAL

         At a meeting held September 19, 1997, the Paxene(R) NDA was reviewed of the FDA's Oncologic Drugs Advisory Committee (the "ODAC"). At the meeting, the ODAC, among other things, recommended by unanimous vote that the FDA approve Paxene(R) for the treatment of Kaposi's sarcoma. The FDA may follow such recommendation of the ODAC, but is not bound by such recommendation.

         While the Company believes it likely that the FDA will act on such recommendation by early October, there can be no assurance that a decision will be made at that time. If such decision is made, and even though the ODAC has recommended that the FDA approve Paxene(R) for the treatment of Kaposi's sarcoma, there can be no assurance that the FDA will approve the Paxene(R) NDA.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                                     NAPRO BIOTHERAPEUTICS, INC.





                                                     By:  /s/

                                                          Patricia Pilia, Ph.D.
                                                          Vice President and
                                                          Secretary


                                                          September 19, 1997


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